Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Gulfport Energy Corporation (“the Company”) with respect to the information from our firm’s reserves report dated January 14, 2015, on oil and gas reserves of the Company and its subsidiaries as of December 31, 2014, located in Colorado and Louisiana and information from our prior reserves reports and to all references to our firm included in the Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ J. Carter Henson, Jr.
J. Carter Henson, Jr., P.E. Senior Vice President

Houston, Texas

August 25, 2015